UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2018

ORION ENERGY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	01-33887	39-1847269
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2210 Woodland Drive, Manitowoc, Wisconsin

(Address of principal executive offices, including zip code)

(920) 892-9340

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 26, 2018, Orion Energy Systems, Inc. and its subsidiaries (the “Company”) entered into a new secured revolving Business Financing Agreement with Western Alliance Bank, as lender (the “Lender”) (the “Credit Agreement”). The Credit Agreement replaced the Company’s existing $15.0 million secured revolving Credit and Security Agreement dated as of February 6, 2015, by and among the Company and Wells Fargo Bank, National Association, as lender (as previously amended, the “Existing Credit Agreement”).

The Credit Agreement provides for a two-year revolving credit facility (the “Credit Facility”) that matures on October 26, 2020. Borrowings under the Credit Facility are initially limited to $20.15 million, subject to a borrowing base requirement based on eligible receivables and inventory. The Credit Agreement includes a $2.0 million sublimit for the issuance of letters of credit.

The replacement of the Existing Credit Agreement with the Credit Agreement provides the Company with increased financing capacity and liquidity to fund its operations and implement its strategic plans. As of September 30, 2018, the Company had a borrowing base of $1.6 million under the Existing Credit Agreement. Pursuant to the terms of the Credit Agreement, the Company has a borrowing base of $4.0 million, which provides the Company with $2.4 million in additional borrowing availability compared to the Existing Credit Agreement. On October 26, 2018, the Company borrowed $4.0 million under the Credit Agreement.

The Credit Agreement is secured by a security interest in substantially all of the Company’s and its subsidiaries’ personal property.

Borrowings under the Credit Agreement generally bear interest at floating rates based upon the prime rate (but not less than 5.00% per year) plus an applicable margin determined by reference to the Company’s quick ratio (defined as the aggregate amount of unrestricted cash, unrestricted marketable securities and, with certain adjustments, receivables convertible into cash divided by the total current liabilities, including the obligations under the Credit Agreement). Among other fees, the Company is required to pay an annual facility fee equal to 0.45% of the credit limit under the Credit Agreement due on October 26, 2018 and on each anniversary thereof. With certain exceptions, if the Credit Agreement is terminated prior to the first anniversary of the closing date of the Credit Agreement, the Company is required to pay a termination fee equal to 0.50% of the credit limit under the Credit Agreement.

The Credit Agreement requires the Company to maintain nine months’ of “RML” as of the end of each month. For purposes of the Credit Agreement, RML is defined as, as of the applicable determination date, unrestricted cash on deposit with the Lender plus availability under the Credit Agreement divided by an amount equal to, for the applicable trailing three-month period, consolidated net profit before tax, plus depreciation expense, amortization expense and stock-based compensation, minus capital lease principal payments, tested as of the end of each month.

The Credit Agreement also contains customary events of default and other covenants, including certain restrictions on the Company’s ability to incur additional indebtedness, consolidate or merge, enter into acquisitions, pay any dividend or distribution on the Company’s stock, redeem, retire or purchase shares of the Company’s stock, make investments or pledge or transfer assets. If an event of default under the Credit Agreement occurs and is continuing, then the Lender may cease making advances under the Credit Agreement and declare any outstanding obligations under the Credit Agreement to be immediately due and payable. In addition, if the Company becomes the subject of voluntary or involuntary proceedings under any bankruptcy or similar law, then any outstanding obligations under the Credit Agreement will automatically become immediately due and payable.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

On October 26, 2018, the Existing Credit Agreement was replaced by the Credit Agreement. All borrowings outstanding under the Existing Credit Agreement were paid off through borrowings under the Credit Agreement, including all amounts outstanding under the Existing Credit Agreement’s $15.0 million revolving credit facility. The Company did not incur any early termination fees in connection with the termination of the Existing Credit Agreement. The Existing Credit Agreement was scheduled to mature on February 6, 2021.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed above under Item 1.01 is incorporated herein by reference.

Item 9.01(d)	Financial Statements and Exhibits.

Exhibit 10.1	Business Financing Agreement dated as of October 26, 2018 among Orion Energy Systems, Inc., Western Alliance Bank, as lender, and the subsidiary borrowers party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORION ENERGY SYSTEMS, INC.

Date: October 30, 2018	By:	/s/ William T. Hull
William T. Hull Chief Financial Officer

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